UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2013

WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 West Mills Avenue, Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On April 11, 2013, Western Refining, Inc. (the “Company”) entered into a second amended and restated revolving credit agreement (the “Revolving Credit Agreement”), among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. A copy of the Revolving Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Lenders under the Revolving Credit Agreement hold commitments totaling $900.0 million, all of which mature on April 11, 2018. The commitments under the Revolving Credit Agreement may be increased in the future to $1.4 billion, subject to certain conditions (including the agreement of financial institutions, in their sole discretion, to provide such additional commitments). The amended terms of the agreement include revised borrowing rates.  Borrowings can be either base rate loans plus a margin ranging from 0.75% to 1.25% or LIBOR loans plus a margin ranging from 1.75% to 2.25%, subject to adjustment based upon the average excess availability.  The Revolving Credit Agreement also provides for a quarterly commitment fee ranging from 0.25% to 0.50 % per annum, subject to adjustment based upon the average utilization ratio, and letter of credit fees ranging from 1.75% to 2.25% per annum payable quarterly, subject to adjustment based upon the average excess availability. The facility may be used for general corporate purposes, including to fund working capital needs and letter of credit requirements.  Borrowing availability under the Revolving Credit Agreement is tied to the amount of eligible accounts receivables and inventory of the Company and its restricted subsidiaries.

The Revolving Credit Agreement is guaranteed, on a joint and several basis, by most subsidiaries of the Company. The Revolving Credit Agreement and such guarantees are secured on a first priority basis by the Company’s and such subsidiaries’ cash and cash equivalents, accounts receivable and inventory, but not the Company’s and such subsidiaries’ fixed assets.

The Revolving Credit Agreement contains certain covenants, including but not limited to limitations on debt, investments, and dividends and the maintenance of a minimum fixed charge coverage ratio in certain circumstances.  The Revolving Credit Agerement also includes events of default. If an event of default occurs and is continuing, the Administrative Agent at the request of lenders holding a specified percentage of commitments, shall, or with such lenders’ consent, may (i) terminate the obligations of the lenders to make loans and the obligations of the issuing banks to issue letters of credit, (ii) declare the obligations outstanding under the Revolving Credit Agreement to be immediately due and payable and/or (iii) exercise legal and contractual rights and remedies.

The Company is party to agreements governing other indebtedness, some of which may prevent the Company from undertaking certain of the transactions permitted under the Revolving Credit Agreement.

The above description does not purport to be a complete statement of the parties’ rights and obligations under the Revolving Credit Agreement. The Revolving Credit Agreement is filed as Exhibit 10.1 to this Form 8-K. This description of the terms of the Revolving Credit Agreement is qualified in its entirety by reference to such exhibit.

Certain of the lenders under the Revolving Credit Agreement and their affiliates have pre-existing relationships with the Company, including the performance of investment banking, commercial banking and advisory services for the Company, from time to time, for which such lenders have received customary fees and expenses.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 8.01           Other Events.

On April 11, 2013, the Company issued a press release in connection with its entering into the Revolving Credit Agreement. A copy of the press release relating to the Revolving Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Also on April 11, 2013, the Company announced the start-up of its Mason Station Crude Oil Terminal in Reeves County, Texas, owned and operated by a subsidiary of the Company, which is the first phase of the Company’s Delaware Basin Crude Oil Gathering System (the “Delaware Basin System”).  The Company also announced the status of and details regarding the second, third and fourth phases of the Delaware Basin System.  A copy of the press release relating to the Delaware Basin System is attached hereto as Exhibit 99.2 and is incorporated into this Item 8.01 by reference.

Item 9.01           Financial Statements and Other Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.1
Second Amended and Restated Revolving Credit Agreement dated as of April 11, 2013 by and among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

99.1	Press Release dated April 11, 2013, regarding Revolving Credit Agreement
99.2	Press Release dated April 11, 2013, regarding Delaware Basin Logistics Project

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By:	/s/ William R. Jewell
Name: William R. Jewell
Title: Chief Accounting Officer

Dated: April 15, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amended and Restated Revolving Credit Agreement dated as of April 11, 2013 by and among the Company, the several lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

99.1	Press Release dated April 11, 2013, regarding Revolving Credit Agreement
99.2	Press Release dated April 11, 2013, regarding Delaware Basin Logistics Project